Exhibit 99

[ECB LOGO]

PRESS RELEASE

July 16, 2003

CONTACT:    ECB Bancorp, Inc.

Gary M. Adams, Chief Financial Officer

(252) 925-5525

(252) 925-8491 facsimile

FOR IMMEDIATE RELEASE

ECB BANCORP, INC. Reports 2nd Quarter and Six Months Earnings

ECB Bancorp, Inc. (“ECB”) today reported earnings for the quarter ended June 30, 2003 and for the six months ended
June 30, 2003.

For the three months ended June 30, 2003, ECB reported net income of $1,010,000, an increase of 33.2% over net income of $758,000 for the quarter ended June 30, 2002. Earnings per share (diluted) were $.49 for the quarter ended June 30, 2003, a 32.4% increase over $.37 for the quarter ended June 30, 2002.

Net income for the six months ended June 30, 2003 was $2,017,000, which represents a 42.2% increase over net income of $1,418,000 for the six months ended June 30, 2002. Earnings per share (diluted) were $.99 for the six-month period ended June 30, 2003, a 43.5% increase compared to $.69 for the six months ended June 30, 2002.

“Even though the national economy and our State’s economy have slowed over the past year, ECB continues to grow and reflect a financially sound condition”, commented Arthur H. Keeney, III, President and CEO. “Deposit and loan growth continued throughout the second quarter while our asset quality also remained in fine condition.”

“Non-interest income, net of securities gains, for the six months ended June 30, 2003 increased 32.3% over the same six month period in 2002 reflecting the acceptance of a variety of fee-based services which have been introduced to both our retail and small business customers over the past several years. Our loan production offices in both Morehead City and Wilmington are off to a good start and our newest branch in Williamston opened in May to a warm reception from the community.”

ECB’s consolidated assets increased 25.7% to $414,392,000 at June 30, 2003 from $329,572,000 at June 30, 2002. Loans totaled $256,818,000 at June 30, 2003, which represents a

24.7% increase over loans of $206,018,000 at June 30, 2002. Deposits increased 18.3% to $327,386,000 at June 30, 2003 from $276,638,000 at June 30, 2002. The Company’s annualized return on average assets and annualized return on average equity were 1.02% and 13.46%, respectively, for the six months ended June 30, 2003 compared to .91% and 10.81%, respectively, for the six months ended June 30, 2002.

Headquartered in Engelhard, NC, The East Carolina Bank is a state-chartered, independent community bank insured by the FDIC. The Bank provides a full range of financial services through its 20 offices in eastern North Carolina, including new Loan Production Offices in Morehead City and Wilmington, mortgages, insurance services through the Bank’s licensed agents and investment and brokerage services offered through a third-party broker-dealer. ECB’s common stock is listed on The NASDAQ SmallCap Market under the symbol “ECBE”. More information can be obtained by visiting ECB’s web site at www.ecbbancorp.com.

Forward-Looking Statement – This discussion may contain statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgement of ECB and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of ECB’s customers, actions of government regulators, the level of market interest rates, and general economic conditions.